EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (file no. 333-129877) of Brookdale Senior Living, Inc. of our report dated February 14, 2006, with respect to the consolidated financial statements of CMCP — Properties, Inc., included in this Current Report on Form 8-K/A.
/s/ Ernst & Young LLP
Dallas, Texas
March 17, 2006